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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 11, 2001

                             NABORS INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                         1-9245                93-0711613
(State or Other Jurisdiction           (Commission             (IRS Employer
     of Incorporation)                 File Number)          Identification No.)

   515 West Greens Road, Suite 1200
            Houston, Texas                                           77067
(Address of Principal Executive Offices)                           (Zip Code)


        Registrant's telephone number, including area code (281) 874-0035

                                       N/A
          (Former name or former address, if changed since last report)
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ITEM 9.       REGULATION FD DISCLOSURE

              On June 12, 2001, Nabors Industries, Inc. issued a press release announcing the purchase of two jackup drilling units. The full text of the press release follows.

              Houston, Texas, June 11, 2001, Nabors Industries Inc. today announced that it has purchased two jackups, which will be upgraded and deployed on long-term contracts with Saudi Aramco. The first unit, currently known as the Odin Star is located in the Arabian Gulf and is an independent leg cantilevered rig with a water depth range of eight to 160 feet. The second unit, the Key Victoria, recently worked in Venezuela's Orinoco Delta and is now en route to the Middle East. It also is an independent leg rig with a water depth range of eight to 250 feet and will undergo extensive modifications including the installation of a cantilever.

              Gene Isenberg, Chairman and Chief Executive Officer of Nabors commented. "These two rigs are strategic additions to our existing two shallow water jackups and other operations in the Middle East. The eight feet water depth capability is particularly attractive in meeting the needs of Saudi Aramco and other customers in the region. We intend to upgrade both rigs in a Middle East shipyard and be in operation during the fourth quarter of this year. The purchase of these rigs and the expenditures associated with the upgrades will generate attractive returns for Nabors while providing good value to our customer."

              The Nabors companies actively market over 500 land drilling and 740 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform, 15 jack-up, and three barge rigs in the Gulf of Mexico and international markets. These rigs provide drilling, workover and well-servicing services. Nabors also operates 30 active marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

              The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

              Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith, Director of Corporate Development at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063.

              Also on June 12, 2001, Nabors announced the commencement of a share repurchase program for up to $150,000,000 in shares of its common stock. The full text of the press release follows.

              Houston, Texas, June 12, 2001, Nabors Industries Inc. (NBR: AMEX) today announced that its Board of Directors recently authorized the repurchase of up to $150 million of its common stock. This amount may be increased or decreased at the discretion of the board, depending upon market conditions and consideration of the best interest of shareholder value. Repurchases may be conducted either on the open market, negotiated transactions, or by other means, from time to time, depending upon market conditions and other factors. Repurchased shares will be added to Nabors' treasury and may be used for acquisitions or other general corporate purposes. On May 31, 2001 there were 146,885,485 shares of Nabors' common stock outstanding.

              Eugene M. Isenberg, Chairman and Chief Executive Officer of Nabors said, "Our share repurchase program has been instituted to give the Company more flexibility to act in the best interest of
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              shareholder value. While we continue to have numerous attractive investment opportunities, at any point in time it may be that shareholder value is best served through the repurchase of stock."

              The Nabors companies own and operate over 500 land drilling and 740 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform, 15 jack-ups, and three barge rigs in the Gulf of Mexico and international markets. These rigs provide drilling, workover and well-servicing services. Nabors also operates 30 marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

              The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

              Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith, Director of Corporate Development at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063.

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             NABORS INDUSTRIES, INC.


Date: June 12, 2001                          By: /s/ Bruce P. Koch
                                                --------------------------------
                                                 Bruce P. Koch
                                                 Vice President - Administration